Exhibit 16

(BDO Logo)	BDO Seidman, LLP	700 N. Pearl, Suite 2000
	Accountants and Consultants	Dallas, Texas 75201-2867
Telephone: (214) 969-7007
Fax: (214) 953-0722

June 23, 2004

Securities and Exchange Commission
450 5th Street N.W.
Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4 of Form 8-K for the event that occurred on June 2, 2004, to be filed by our former client, Boundless Motor Sports Racing, Inc. We agree with the statements made in response to that item insofar as they relate to our Firm.

Very truly yours,

/s/ BDO Seidman, LLP

CC:	Paul Kruger, Chairman of the Board of Directors Tom Earnshaw, Chief Financial Officer